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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. _____)*

                          Children's Wonderland, Inc.
                        -------------------------------
                                (Name of Issuer)

                                  Common Stock
                        -------------------------------
                         (Title of Class of Securities)

                                  168761-10-4
                        -------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.  168761-10-4                  13G            PAGE       OF       PAGES
         ---------------------                              -----    -----

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Elliot R. Wax
          ---------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

   3      SEC USE ONLY

          ---------------------------------------------------------------------

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                        5      SOLE VOTING POWER

          NUMBER OF            113,412
           SHARES      --------------------------------------------------------
         BENEFICIALLY   6      SHARED VOTING POWER
          OWNED BY
            EACH               105,223
          REPORTING    --------------------------------------------------------
         PERSON WITH    7      SOLE DISPOSITIVE POWER

                               113,412
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               105,223
                       --------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          218,635
          ---------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*

          ---------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.4%
          ---------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!



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                                  SCHEDULE 13G

Item 1.
        (a)     Name of Issuer:

                Children's Wonderland, Inc.

        (b)     Address of Issuer's Principal Executive Office:

                28310 Roadside Drive, Suite 220, Agoura, CA 91301

Item 2.

        (a)     Name of Person Filing:

                Elliot R. Wax as Trustee

        (b)     Address of Principal Business Office or, if none, Residence:

                12068 Crest Court, Beverly Hills, CA 90210

        (c)     Citizenship:

                United States

        (d)     Title of Class of Securities:

                Common Stock

        (e)     CUSIP Number:   168761-10-4

Item 3.         Statement filed pursuant to Rule 13d-1(b) or 13d-2(b):

                Not applicable.

Item 4.         Ownership:

        (a)     Amount Beneficially Owned:

                218,635

        (b)     Percent of Class:

                5.4%

        (c)     Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: 113,412

                (ii)    shared power to vote or to direct the vote: 105,223

                (iii)   sole power to dispose or to direct the disposition of:

                        113,412

                (iv)    shared power to dispose or to direct the disposition of:

                        105,223

Item 5.         Ownership of Five Percent or Less of a Class:

                Not applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:

                105,223 shares or warrants are held by Mr. Wax as co-trustee with Barbara R. Wax under a trust; and 113,412 shares or warrants are held by Mr. Wax as trustee of various trusts.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                Not applicable.

Item 8.         Identification and Classification of Members of the Group:

                Not applicable.

Item 9.         Notice of Duration of Group:

                Not applicable.

Item 10.        Certification:

                Not applicable.



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                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        2/7/97
                                                -------------------------------
                                                        Date

                                                        ELLIOT R. WAX, TRUSTEE
                                                -------------------------------
                                                        Signature

                                                        Elliot R. Wax, Trustee
                                                -------------------------------
                                                        Name/Title